EXHIBIT NO. 10.126

CONTRIBUTION AND EXCHANGE AGREEMENT


THIS CONTRIBUTION AND EXCHANGE AGREEMENT (the "Agreement") made this 18th day of October, 1997 among PRINCETON OVERLOOK LIMITED LIABILITY COMPANY ("Contributor"), a limited liability company organized under the laws of the State of New Jersey having an address at c/o Bessemer Trust Company, N.A., 630 Fifth Avenue, New York, New York 10111, and CALI REALTY, L.P., a Delaware limited partnership ("CRLP") and CALI REALTY CORPORATION, a Maryland corporation ("Cali", and together with CRLP, collectively, the "Cali Group"), each having an address at 11 Commerce Drive, Cranford, New Jersey 07016.

                                    RECITALS

A. Contributor is the owner in fee simple of certain property located in Princeton, New Jersey more particularly described on Schedule 1.1(a). Contributor desires to contribute such property to CRLP in exchange for (i) cash and (ii) OP Units ("Units") as described in the OP Agreement (as herein defined), in a transaction which is structured to partially defer the recognition of gain by Contributor and/or its members for federal income tax purposes.

B. The Cali Group desires to accept the contribution of such property in exchange for cash and the issuance of Units to Contributor upon, and subject to, the terms, covenants and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:


1. CONTRIBUTION AND EXCHANGE.

         1.1 Upon, and subject to, the terms, covenants and conditions of this Agreement, on the Closing Date Contributor shall contribute or otherwise transfer to CRLP, and CRLP shall acquire, all of Contributor's rights, titles and interest in, to and under the following:

         (a) that certain real property situate, lying and being in the State of New Jersey and being more particularly described on Schedule 1.1(a) (the "Land"), and all of the improvements located on the Land (individually, a "Building", and collectively, the "Improvements");

         (b) all rights, privileges, grants and easements appurtenant to Contributor's interest in the Land and Improvements including, without limitation, all of Contributor's rights, titles and interests in and to all land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of -way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Land and Improvements, and all such rights, privileges, easements, grants and appurtenances, are sometimes referred to herein as the "Real Property");

         (c) all personal property, fixtures, equipment, inventory and computer programming and software owned or licensed by Contributor and located on any of the Real Property or used in connection with or in relation to the sale, management, leasing, promotion, ownership, development, maintenance, use or occupancy of the Real Property including, without limitation, the items described on Schedule 1.1(c) (collectively the "Personal Property");

         (d) all leases and other agreements with respect to the use and occupancy of the Real Property, together with all amendments and modifications thereto and any guaranties provided thereunder (each a "Lease", and collectively the "Leases"), and all rents, additional rents, reimbursements, profits, income, receipts and the amount deposited (the "Security Deposit") under any Lease in the nature of security for the performance of a tenant's (each a "Tenant", and collectively the "Tenants") obligations under such Lease;

         (e) whatever rights Contributor may have to the tradename "Princeton Overlook", and any trademark applicable thereto, and all goodwill, if any, related to said name (the "Tradename");

         (f) all assignable permits, licenses, guaranties, approvals, certificates and warranties relating to the Real Property and the Personal Property (collectively, the "Permits and Licenses"), and all those contracts and agreements for the servicing, maintenance and operation of the Real Property, to the extent CRLP has elected to accept an assignment of same as set forth on
Schedule 1.1(f) ("Service Contracts"), and the telephone numbers in use at any of the Real Property (together with the Permits and Licenses and the Service Contracts, collectively the "Intangible Property");

         (g) all promotional materials, brochures, prints and/or pictures of the Land and Improvements (collectively, "Promotional Materials"), books, records, tenant data, leasing material and forms, past and current rent rolls, files, statements, tax returns, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of Contributor which are or may be used by Contributor in the use and operation of the Real Property or Personal Property (together with the Promotional Materials, collectively the "Books and Records"); and

         (h) all other rights, privileges and appurtenances owned by Contributor, if any, and in any way related to the rights and interests described above in this Section (expressly excluding, however, Contributor's Share (as hereinafter defined)), and any and all rights, payments (including, without limitation, the reimbursement in the approximate amount of $173,686.00) and/or entitlements respecting or relating to the D&R interceptor sewer line (the "Sewer Line Rights and Payments").

The Real Property, the Personal Property, the Leases, the Security Deposits, the Tradename, the Intangible Property, the Books and Records and the other property interests being conveyed hereunder are hereinafter collectively referred to as the "Property".


2. PROPERTY CONTRIBUTION AND
         EXCHANGE CONSIDERATION; DEPOSIT.

I. Contributor shall contribute the Property to CRLP or its designee at Closing, and CRLP shall pay the aggregate amount of $26,850,000.00 ("Consideration") as follows:

         (a) $268,500.00 (together with interest accrued thereon, the "Deposit") by check, subject to collection, payable to Stewart Title Insurance Company ("Escrow Agent") or, at CRLP's option, by wire transfer of federal funds to an account designated by Escrow Agent, within three (3) business days after a fully executed counterpart of this Agreement has been delivered to CRLP, which Deposit shall be held and delivered in accordance with the terms and conditions of
Section 23 of this Agreement;

         (b) Not less than $21,581,500.00 (the "Cash Payment"), but subject to adjustment as provided in this Agreement, at Closing by the wiring of federal funds to Contributor to an account designated by such party; and

         (c) Not more than $5,000,000.00 at Closing by the issuance of Units to Contributor and/or its designees (collective "Unitholders"). The aggregate number of such Units (the "Contributor Units") to be issued to the Unitholders shall be calculated by dividing (i) $5,000,000.00, by (ii) the Current

Market Value Per Unit (as hereinafter defined) as of the second Business Day immediately preceding the Closing Date.

If CRLP shall fail to pay the Deposit to the Escrow Agent in accordance with the terms and conditions herein contained, at Contributor's option: (i) this Agreement shall be void ab initio and shall be of no force or effect and neither the Cali Group nor the Contributor shall have any further obligation to the other under or by virtue of this Agreement, or (ii) such failure to pay the Deposit shall be a material breach by CRLP and Contributor shall have a cause of action against CRLP for the payment of the Deposit, but neither CRLP nor Cali shall have any other or further liability in excess of the Deposit.

         2.2 At Closing, CRLP shall issue to Contributor and/or the Unit Holders certificates ("Certificates") representing the Contributor Units, which Certificates shall contain the legend set forth in Section 5.5. All rights and benefits incidental to the ownership of the Contributor Units including, but not limited to, the right to receive distributions, voting rights and the right to exchange the Contributor Units for shares of common stock of Cali ("Common Stock"), shall accrue for the benefit of the Contributor and/or the Unit Holders commencing on the Closing Date. Not less than ten (10) days prior to Closing, Contributor shall advise CRLP of the amount of the Cash Payment to be paid at Closing and the dollar value of the Units to be issued at Closing, subject to
Section 2.1(a) and (b).

         2.3 With respect to the first Partnership Record Date (as defined in the OP Agreement) on or after the Closing, the Unitholders shall receive distributions payable with respect to the Contributor Units on a pro rata basis based upon the number of days during the calendar quarter preceding such Partnership Record Date that the Unitholders held the Contributor Units. The Contributor Units to be issued at Closing shall be issued to the Unitholders in accordance with a letter of direction to be provided by Contributor to the Cali Group identifying such Unitholders at least three (3) Business Days prior to Closing.

         2.4 For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Closing Price" means, on any date, with respect to a share of Common Stock of Cali, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for one share of Common Stock of Cali in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange.

         (b) "Common Stock" means the shares of common stock of Cali.

         (c) "Current Market Value Per Unit" on any date means the average of the Closing Price for a share of Common Stock of Cali, for thirty (30) consecutive Trading Days ending on such date.

         (d) "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock of Cali is listed or admitted to trading is open for the transaction of business.


3. INSPECTION RIGHTS.

         3.1 Prior To Closing, CRLP may perform, or cause to be performed, tests, investigations and studies of or related to the Property including, but not limited to, soil tests and borings, ground water tests and investigations, percolator tests, surveys, architectural, engineering, subdivision, environmental, access, financial, market analysis, development and economic feasibility studies and other tests, investigations or studies as CRLP, in its sole discretion, determines is necessary or desirable in connection with the Property. CRLP and its agents and contractors may inspect the physical (including environmental) and financial condition of the Property including, but not limited to the Leases, Service Contracts, copies of Contributor's tax returns and the Property financials as of and for the years ending December 31, 1994, 1995 and 1996 certified by Contributor, engineering and environmental reports, development approval agreements, permits and approvals, Environmental Documents (as hereinafter defined) provided, however, that nothing contained in this Section 3.1 shall entitle CRLP to terminate this Agreement or give rise to any liability on the part of Contributor unless such right of termination or liability is expressly provided for in the other Sections of this Agreement (including, without limitation, Sections 4, 5, 7, 8, 9, 10, 12 and 21), all of which rights are expressly reserved (and are not waived) by CRLP. Contributor agrees to cooperate with CRLP in such review and inspection at no cost or expense to Contributor and, to the extent not yet delivered, shall deliver said documents and information to CRLP promptly. CRLP shall, without representation or warranty as to the matters contained therein, provide Contributor (unless such provision is prohibited by the preparer of such report) with copies of any reports commissioned by CRLP prior to Closing and in its possession relating to the results of its inspection of the Property including, without limitation, all studies, reports, surveys and the like, at no cost to the Contributor. CRLP shall also return all Contributor's documents, studies, reports, leases, agreements, permits, approvals and the like which were supplied by Contributor to assist CRLP in conducting its due diligence.

         3.2 Any inspection of a portion of the Property which is leased to a Tenant shall be subject to the rights of the Tenant under its Lease. Notwithstanding the foregoing, Contributor shall make all reasonable efforts to facilitate CRLP's inspection.

         3.3 As a condition precedent to any entry on the Property by CRLP, its contractors or agents, CRLP shall deliver to Contributor evidence of insurance containing at least the coverages set forth in Schedule 3.3 annexed hereto, which coverages may be in the form of a blanket policy. CRLP shall, to the extent reasonably practicable, restore the Property after any such inspection to its pre-existing condition. CRLP shall further hold and save Contributor harmless of, from and against any and all loss, cost, damage, injury or expense arising out of or in any way related to the acts of CRLP, its agents or contractors in connection with the exercise by CRLP of its rights under this
Section 3. This provision shall survive Closing or termination of this Agreement, notwithstanding any provision herein to the contrary.


4. TITLE; MATTERS TO WHICH THIS SALE IS SUBJECT.

         4.1 The Property is to be contributed to CRLP subject only to the following (collectively, the "Permitted Encumbrances"):

         (a) the liens of real estate taxes, personal property taxes, water charges, and sewer charges provided same are not due and payable, but subject to adjustment as provided herein;

         (b)  the rights of  Tenants, as tenants only;

         (c) those restrictions, covenants, agreements, easements, matters and things affecting title to the Real Property as of the date hereof and more particularly described in Schedule 4.1(c) annexed hereto and by this reference made a part hereof;

         (d) any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Real Property as of the date hereof, so long as there are no engineering or institutional controls including, without limitation, a deed notice or declaration of environmental restrictions, a groundwater classification exception area or well restriction area affecting the Real Property;

         (e) the state of facts shown on the survey, if any, described on
Schedule 4.1(e), and any other state of facts which an accurate survey of the Real Property would actually show, provided same do not impair the use of the Real Property as it is currently being used and do not render title uninsurable at standard rates; and

         (f) the Service Contracts, excluding, however, any Service Contract CRLP advises Contributor to terminate prior to Closing.

         4.2 (a) CRLP has, prior to the date hereof, directed Stewart Title Insurance Company ("Title Company") to prepare, and the Title Company has prepared and delivered to CRLP and Contributor, title insurance searches and commitments for an owner's title insurance policy for the Real Property (the "Title Commitment") which is annexed hereto as Schedule 4.2(a). Contributor agrees that all of the requirements marked "satisfy" set forth in Schedule B,
Section I of the Title Commitment shall be met prior to Closing, and that all of the items marked "Omit by Contributor" set forth in Schedule B, Section II of the Title Commitment shall be removed prior to Closing. In addition, if CRLP shall become aware of any defects, objections or exceptions in the title to the Real Property which do not appear in the Title Commitment and are not Permitted Encumbrances ("New Title Defects"), Contributor shall use its good faith efforts to remove such New Title Defects prior to Closing provided, however, Contributor shall not be required to institute any litigation or incur any expense in connection therewith, except for professional and other fees and expenses in an amount not to exceed $2,000.00 in each instance, unless CRLP agrees to pay such fees and expenses in excess of $2,000.00 on Contributor's behalf. Contributor shall have the right to adjourn the Closing for up to sixty (60) days in order to eliminate unacceptable defects, objections or exceptions. If after complying with the foregoing requirements, Contributor is unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, CRLP may elect either (w) to terminate this Agreement by notice given to Contributor, in which event the provisions of Section 4.7 shall apply, or (x) to accept title subject to such unacceptable defects, objections or exceptions and receive no credit against or reduction of the Consideration. Contributor agrees and covenants that it shall not voluntarily place any encumbrances or restrictions to title to the Real Property from and after the date of the first issuance of the Title Commitment for the Real Property.

                  4.2 (b) CRLP has been advised that First American Title Insurance Co., by its agent General Land Abstract Co. ("First American") will issue a title commitment for the Real Property without requiring any of the following: consent of Troast Overlook Associates (Troast"), Troast's execution of the Deed, review of Troast's partnership agreement, or any proofs regarding Troast (collectively the "Troast Requirements"). If the Title Company will not reissue the Title Commitment without the Troast Requirements, and if First American or any other major title insurer (e.g. Chicago Title or Lawyers Title) reasonably acceptable to CRLP (the "Major Title Insurers") will insure title to the Real Property without the Troast Requirements and otherwise in accordance with the terms of this Agreement and subparagraph (a) above, CRLP will accept such insurance. If the Title Company, First American or the Major Title Insurers will not insure title to the Real Property without exceptions for the Troast Requirements and Contributor is unable to have them removed, CRLP may elect to either (i) terminate this Agreement, in which event the provisions of Section
4.7 shall apply or (ii) accept title subject to the Troast Requirements and receive no credit against or reduction of the Consideration.


[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         4.3 It shall be a condition to Closing that Contributor conveys, and that the Title Company insure, title to the Real Property in the amount of the Consideration (at a standard rate for such insurance) in the name of CRLP or its designee, after delivery of the Deed, by a standard 1992 ALTA Owners Policy that is consistent in all respects with the Title Commitment (the "Title Policy"). Contributor shall provide a standard New Jersey title affidavit substantially in the form annexed hereto as Schedule 4.3, as well as such undertakings as the Title Company insuring title to the Real Property may reasonably require in order to cure all other defects and exceptions other than the Permitted Encumbrances, as required pursuant to Section 4.2. The words "insurable title" and "insurable" as used in this Agreement are hereby defined to mean title which is insurable by the Title Company without exception other than the Permitted Encumbrances and any other matters provided the Title Company is willing to insure CRLP against any loss or liability by reason thereof.

         4.4 Prior to Closing, CRLP shall cause one or more surveyors reasonably acceptable to CRLP (a) to certify and warrant to CRLP and the Title Company the square footage and acreage of the Land (to the nearest one-one hundredth (1/100)), (b) to certify that the survey is a complete and accurate representation of the Real Property, (c) to certify that there are no gores, gaps or strips, and such other facts that are customarily required by the Title Company, (d) to provide to CRLP and the Title Company a metes and bounds description of the Land and any off-site private easements benefiting the Real Property, and (e) otherwise prepare the survey in accordance with the customary requirements of a lending institution financing such a transaction. CRLP shall cause the surveyor to update the survey as of the Closing Date and have the general survey exception removed from the Title Policy (and replaced by a specific exception based on the survey) and the survey affirmatively insured to CRLP. If the metes and bounds description prepared by the surveyor varies from the deed into Contributor's predecessor, the deed shall contain the metes and bounds description prepared by the Surveyor only if the survey is certified to Contributor.

         4.5 Any unpaid taxes, lienable water charges, lienable sewer rents, together with the interest and penalties thereon to a date not less than one (1) business day following the Closing Date (in each case subject to any applicable apportionment), and any mortgages or other liens created by Contributor, which Contributor is obligated to pay and discharge pursuant to the terms of this Agreement, together with the cost of recording or filing of any instruments necessary to discharge such liens and such judgments, shall be paid at the Closing by Contributor and Contributor may direct that the Cash Payment or any part thereof be used to make such payment. Contributor shall deliver to CRLP, on the Closing Date, instruments in recordable form sufficient to discharge any such mortgages or other liens which Contributor is obligated to pay and discharge pursuant to the terms of this Agreement, or, if acceptable to the Title Company, Contributor shall deliver payoff letters from the lien holders.

         4.6 If, on the date of this Agreement, the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments for municipal improvements which are or may become payable in annual installments, of which the first installment is either then a charge or lien or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Real Property and shall be paid and discharged by Contributor on the Closing Date. Any other assessments shall be the sole responsibility of CRLP.

         4.7 If Contributor is unable to convey title in accordance with the terms of this Agreement and CRLP elects to terminate this Agreement, then the Deposit shall be returned to CRLP, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than those which are expressly stated herein to survive any such termination.


         5. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR.

         5.1 In order to induce CRLP and Cali to perform as required hereunder, Contributor hereby warrants and represents the following:

         (a) Contributor is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware duly authorized to transact business in the State of New Jersey, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to sell the Property in accordance with the terms and conditions hereof. All necessary actions of the members of Contributor to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

         (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Contributor, enforceable in accordance with the terms of this Agreement. The performance by Contributor of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Contributor or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Contributor is a party or by which its assets are or may be bound.

         (c) Annexed hereto as Schedule 5.1(c-i) a true, complete and correct schedule of all of the Leases. The Leases are valid and bona fide obligations of the landlord and Contributor has no knowledge that the Leases are not in full force and effect. Contributor has not received notice from any tenant claiming that it's lease is not its valid and bona fide obligation. No condition exists which, solely with the passage of time or the giving of notice or both, will become a material default under the Leases. The Leases constitute all of the leases, tenancies or occupancies affecting the Real Property on the date hereof, excluding any subleases, occupancies or tenancies created or allowed by any Tenants without Contributor's knowledge . All Tenants have commenced occupancy; there are no agreements which confer upon any Tenant or any other person or entity any rights with respect to Property. Except as provided in Schedule 5.1(c-ii), no Tenant is entitled now or in the future to any offset to its rent, nor is any Tenant currently asserting a concession, rebate, allowance or free rent for any period.

         (d) Annexed hereto as Schedule 5.1(d) (the "Rent Roll") is a true, complete and correct listing of the Leases, together with the following information: (i) the name of each Tenant; (ii) the fixed rent actually being collected; (iii) the expiration date or status of each Lease (including all rights or options to renew); (iv) the Security Deposit, if any; (v) whether there is any guaranty of a Tenant's obligations from a third party, and if so the nature of said guaranty; (vi) arrangements under which any Tenant is occupying space on the date hereof or will, in the future, occupy such space;
(vii) any written notices given by any Tenant of an intention to vacate space in the future; (viii) the base year(s) and base year amounts for all items of rent or additional rent billed to each Tenant on that basis; and (ix) any arrearages of any Tenant.

         (e) Except as set forth on Schedule 5.1(e), Contributor has performed all of the material obligations and observed all of the covenants required of the landlord under the terms of the Leases. All work, alterations, improvements or installations required to be made by Contributor for or on behalf of all Tenants under the Leases prior to Closing have been or will, prior to Closing, be in all respects carried out, performed and complied with, and there is no agreement by or on behalf of Contributor with any Tenant for the performance of any work to be done after Closing except as set forth on Schedule 5.1(e). Contributor has no knowledge that any work has been performed at the Real Property which would require an amendment to the certificate of occupancy for which an amendment has not been obtained. Contributor has no knowledge that any and all work performed at the Real Property to the date hereof and to the Closing Date has not been or will not be in accordance with the rules, laws and regulations of all applicable authorities. All bills and claims for labor performed and materials furnished to or for the benefit of the Property by or on behalf of Contributor will be paid in full by Contributor.

         (f) There are no Service Contracts (except for those set forth on Schedule 1.1(f)), equipment leases, union contracts, employment agreements or other agreements affecting the Property or the operation thereof. True, accurate and complete copies of the Service Contracts have been initialed by the parties.

         (g) Contributor has provided CRLP with all reports including, without limitation, the Environmental Documents (as hereinafter defined) in Contributor's possession or under its control relating to the physical condition of the Real Property, and all Books and Records necessary for CRLP to conduct its due diligence of the Property.

         (h) Contributor has not received written notice of: (i) any suits, investigations or judgments relating to any violations (including, without limitation, Environmental Laws (as hereinafter defined)) of any laws, ordinances or regulations affecting the Real Property, or (ii) any violations or conditions that may give rise thereto, from any agency, board, bureau, commission, department, office or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Real Property or the management, operation, use or improvement thereof (collectively, the "Governmental Authorities") and there are no outstanding orders, judgments, injunctions, decrees, directives or writ of any Governmental Authorities against or involving Contributor or the Real Property.

         (i) Annexed hereto as Schedule 5.1(i) is a schedule of all leasing commission obligations which Contributor may have liability for affecting the Property. The respective obligations of Contributor and CRLP with respect to said commissions are set forth in Section 8.

         (j) Contributor has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Contributor's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of such Contributor's assets, suffered the attachment or other judicial seizure of all, or substantially all, of such Contributor's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

         (k) Contributor has paid all Taxes (as hereinafter defined) due and payable as of the date of this Agreement, and Contributor shall pay all Taxes due and payable prior to Closing. Contributor has filed all returns and reports required to be filed for which claim could be made against the Property. "Taxes" means all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

         (l) Annexed hereto as Schedule 5.1(l) is a listing of the following, which is true, complete and correct in all material aspects for each Real Property contributed to CRLP: (i) its adjusted basis as of December 31, 1996;
(ii) the date placed in service; (iii) the depreciation method; and (iv) the remaining useful life.

         5.2 In order to induce Cali and CRLP to issue the Contributor Units, Contributor hereby acknowledges its understanding that the issuance of the Contributor Units is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the "Act"). In furtherance thereof, Contributor represents and warrants to CRLP to as follows:

         (a) Contributor and the Unit Holders are acquiring the Contributor Units solely for their own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof other than to the Unit Holders. Contributor agrees and acknowledges that it is not permitted to offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of ("Transfer") any of the Contributor Units except as provided in this Agreement and the Agreement of Limited Partnership of CRLP, as amended through the date hereof (the "OP Agreement").

         (b) Contributor and the Unit Holders are knowledgeable, sophisticated and experienced in business and financial matters. Contributor and the Unit Holders fully understand the limitations on transfer described in this Agreement and the OP Agreement. Contributor and the Unit Holders are able to bear the economic risk of holding the Contributor Units for an indefinite period and are able to afford the complete loss of their investment in the Contributor Units. Contributor and the Unit Holders have received and reviewed the OP Agreement and copies of the documents filed by Cali since its inception under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all registration statements and related prospectuses and supplements filed by Cali and declared effective under the Securities Act of 1933, as amended, since its inception (collectively, the "SEC Documents") and have been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, Cali and CRLP and the business and prospects of Cali and CRLP which Contributor and the Unit Holders deem necessary to evaluate the merits and risks related to its investment in the Contributor Units. Contributor and the Unit Holders understand and have taken cognizance of all risk factors related to the purchase of the Contributor Units.

         (c) Contributor and the Unit Holders acknowledge that they have been advised that (i) the Contributor Units must be held indefinitely, and Contributor and the Unit Holders will continue to bear the economic risk of the investment in the Contributor Units, unless they are redeemed pursuant to the OP Agreement or are subsequently registered under the Act or an exemption from such registration is available, (ii) it is not anticipated that there will be any public market for the Units at anytime, (iii) Rule 144 promulgated under the Act may not be available with respect to the sale of any securities of CRLP (and that upon redemption of the

Contributor Units in CRLP for shares of Common Stock a new holding period under Rule 144 may commence), and CRLP has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of CRLP (although Cali and CRLP have agreed to register the Common Stock pursuant to the Registration Rights Agreement, as hereinafter defined), (iv) a restrictive legend as set forth in Section 5.5 below shall be placed on the Certificates representing the Contributor Units, and (v) a notation shall be made in the appropriate records of CRLP indicating that the Contributor Units are subject to restrictions on transfer.


         (d) Contributor and the Unit Holders also acknowledge that (i) the redemption of Contributor Units for shares of Common Stock is subject to certain restrictions contained in the OP Agreement; and (ii) the shares of said Common Stock which may be received upon such a redemption may, under certain circumstances, be restricted securities and be subject to limitations as to transfer, and therefore subject to the risks referred to in subsection (c) above. Notwithstanding anything herein or in the OP Agreement to the contrary, Contributor hereby acknowledges and agrees that it and the Unit Holders may not exercise the Redemption Rights (as defined in the OP Agreement) until after the date which is one year from the Closing Date.

         (e) Contributor and each of the Unit Holders is either an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the Act) or Contributor and each of the Unit Holders either alone or with its purchaser representative(s) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment.

         5.3 In addition to the provisions of Section 5.1, Contributor hereby warrants and represents the following with respect to environmental matters:

         (a) To Contributor's knowledge, except as disclosed on Schedule 5.3(a) and except for Contaminants used for cleaning the Property (including, without limitation, the Personal Property) which are stored and used on the Property in accordance with all Environmental Laws:

         (i) there are no Contaminants (as hereinafter defined) on, under, at, emanating from or affecting the Real Property, except those in compliance with all applicable Environmental Laws (as hereinafter defined)

         (ii) Contributor has not received any Notice (as hereinafter defined) or advice from any Governmental Authority or any other third party with respect to Contaminants on, under, at, emanating from, or affecting the Real Property, and, to Contributor's knowledge, no Contaminants have been Discharged (as hereinafter defined) which has resulted in a Governmental Authority demanding that a cleanup be undertaken;

         (iii) no portion of the Real Property has ever been used by Contributor to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer or process Contaminants, whether or not any of those parties has received Notice or advice from any Governmental Authority or any other third party with respect thereto;

         (iv) no portion of the Real Property is now, or, to Contributor's knowledge, ever been used as a Major Facility (as hereinafter defined) and Contributor shall not use, nor shall Contributor permit use of any portion of the Real Property, for that purpose;


         (v) Contributor has not transported any Contaminants from the Real Property to another location which was not done in compliance with applicable Environmental Laws;

         (vi) no ss.104(e) informational request has been received by Contributor issued pursuant to CERCLA (as hereinafter defined);

         (vii) there are no above ground storage tanks or Underground Storage Tanks (as hereinafter defined) at the Real Property, regardless of whether such tanks are regulated tanks or not;

         (viii) all pre-existing above ground storage tanks and Underground Storage Tanks at the Real Property, if any, existing during Contributor's ownership of the Real Property, have been removed and their contents disposed of in accordance with and pursuant to Environmental Laws;

         (ix) Contributor has not received any Notice that it does not have all environmental certificates, licenses and permits ("Permit") required to operate the Real Property and Contributor has not received any Notice that there is no violation of any statute, ordinance, rule, regulation, order, code, directive or requirement, including, without limitation, Environmental Laws, with respect to any Permit, nor any pending application for any

Permit;

         (x) Contributor has not in the past and does not now own, operate or control any Major Facility (as hereinafter defined); and

         (xi) Contributor has not received Notice that the Real Property is in not material compliance with Environmental Laws.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the obligation of CRLP to pay the Consideration and otherwise proceed to Closing shall be subject to the condition that Contributor obtain a Letter of Non-Applicability pursuant to ISRA from the Element (as hereinafter defined) on or before the date (hereinafter called the "ISRA Compliance Date") that is twenty (20) days after this Agreement is executed by Contributor. Upon CRLP's request, Contributor shall provide CRLP with all information, reports, studies and analysis which Contributor delivered to the NJDEP with the application for, or otherwise in connection with the issuance of, the Letter of Non-Applicability. If the requirements of this Section are not satisfied on or before the ISRA Compliance Date, CRLP shall have the right to extend the ISRA Compliance Date for up to thirty (30) days or to terminate this Agreement, and if the requirements of this Section are not satisfied by the extended ISRA Compliance Date, either party shall have the right to terminate this Agreement. If this Agreement is so terminated, this Agreement shall be rendered null and void and of no further force or effect, the Deposit shall promptly be paid to CRLP, and neither party shall have any further liability or obligation to the other under or by virtue of this Agreement. Contributor or Contributor's representatives, to the extent in Contributor's possession or control, have delivered to CRLP: (i) all Environmental Documents concerning the Real Property;
(ii) all Environmental Documents concerning the Real Property generated by or on behalf of Contributor; (iii) all Environmental Documents concerning the Real Property generated by or on behalf of current or future occupants of the Real Property.

         (c) Contributor shall notify CRLP in advance of all meetings scheduled between Contributor or Contributor's representatives and NJDEP, and CRLP, and CRLP's representatives, shall have the right, without obligation, to attend and participate in all such meetings.

         (d) The following terms shall have the following meanings when used in this Agreement:

         (i) "Contaminants" shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (the "Spill Act"); the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the Hazardous Substances Discharge: Reports and Notices Act, N.J.S.A. 13:1K-15 et seq.; the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.; the "Tanks Laws" as defined below; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Water Pollution and Control Act, 33 U.S.C. ss.1251 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where a statute, ordinance, code, rule or regulation defines any of these terms more broadly than another, the broader definition shall apply.

         (ii) "Discharge" shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from or onto the Real Property, regardless of whether the result of an intentional or unintentional action or omission.

         (iii) "Element" shall mean the Industrial Site Evaluation Element or its successor of the NJDEP.

         (iv) "Environmental Documents" shall mean all environmental documentation in the possession or under the control of Contributor concerning the Real Property, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.

         (v) "Environmental Laws" shall mean each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Contaminants.

         (vi) "Major Facility" is as defined in the Spill Act.

         (vii) "NJDEP" shall mean the New Jersey Department of Environmental Protection or its successor.

         (viii) "Notice" shall mean, in addition to its ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.

         (ix) "Tank Laws" shall mean the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq., and the federal underground storage tank law (Subtitle I) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq., together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.

         (x) "Underground Storage Tank" shall mean each and every "underground storage tank", whether or not subject to the Tank Laws, as well as the "monitoring system", the "leak detection system", the "discharge detection system" and the "tank system" associated with the "underground storage tank", as those terms are defined by the Tank Laws.

         5.4 All representations and warranties made by Contributor in this Agreement shall survive the Closing Date for a period of six (6) months and shall not be merged in the delivery of the Deed. Any claim for a breach of any representation or warranty shall be waived unless a claim in writing (which includes, in reasonable detail, a description of the nature of the claim) to Contributor is made within six (6) months after Closing, time being of the essence, and an action or proceeding with respect to such claim is commenced no later than nine (9) months after the Closing Date, time being of the essence, if the claim is not theretofore resolved. Contributor agrees to indemnify and defend Cali and CRLP, and to hold Cali and CRLP harmless, from and against any and all claims, liabilities, losses, deficiencies and damages (excluding consequential and punitive damages) as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Cali and CRLP, by reason of or resulting from any breach, inaccuracy or incompleteness of the representations and warranties of Contributor contained in this Agreement, provided, however, that Contributor's monetary liability for all claims under this Section
5.4 shall be limited to $250,000.00 in the aggregate inclusive of reasonable expenses, interest and penalties incurred by Cali and CRLP as aforesaid.

         5.5 All of the representations and warranties made by Contributor herein are made to the actual knowledge of Gough Thompson and Winn Thompson. Knowledge of employees, contractors or agents of Contributor shall not be imputed to the undersigned. All references to notice shall mean written notice unless otherwise expressly provided. The representations and warranties shall be deemed to have been made at the date of this Agreement and shall not be construed as continuing. If any representation or warranty of Contributor needs to be modified due to changes since the date of this Agreement, Contributor shall deliver to CRLP a certificate, dated as of the date of the Closing, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Contributor be liable to CRLP for, or be deemed to be in default hereunder by reason of, any representation or warranty which has become untrue or incorrect by reason of any change that occurs between the date of this Agreement and the date of the Closing; provided, however, the occurrence of a change which renders a representation or warranty untrue or incomplete, if materially adverse to CRLP, shall constitute the non-fulfillment of a condition precedent under Section 12.2; if, despite changes or other matters described in such certificate, the Closing occurs, Contributor's representations or warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

         5.6 Contributor hereby acknowledges that each Certificate representing the Contributor Units shall bear the following legend:

"THE UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE PARTNERSHIP AGREEMENT DATED AS OF AUGUST 31, 1994 AS AMENDED AS OF JANUARY 16, 1997 (A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNERSHIP) AND THAT CERTAIN CONTRIBUTION AND EXCHANGE AGREEMENT AMONG PRINCETON OVERLOOK, L.L.C., THE OPERATING PARTNERSHIP AND CALI REALTY CORPORATION DATED AS OF JANUARY 16, 1997 (A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNERSHIP; THE "EXCHANGE AGREEMENT"). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENTS, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE

MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (B) IF THE OPERATING PARTNERSHIP HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER. IN ADDITION, THE UNITS ARE SUBJECT TO THE PROVISIONS OF SECTION 17 OF THE EXCHANGE AGREEMENT."

                  5.7 Except as expressly set forth in this Agreement, Contributor does not make, has not made and specifically disclaims, any representation or warranty, express or implied, regarding Contaminants or the Property's or Contributor's compliance with Environmental Laws. CRLP waives and releases any claim, other than claims based upon an express representation or warranty in this Agreement ("Excluded Claims"), against Contributor, any parent, subsidiary or affiliate of any of them, and any officers, directors, shareholders, members, agents or attorneys of them (collectively, the "Contributor Entities"), related to, arising out of or in any manner connected with Contaminants or the Property's or Contributor's compliance with Environmental Laws, which waiver and release shall survive the Closing.

6. REPRESENTATIONS AND WARRANTIES OF CALI AND CRLP.

         6.1 In order to induce Contributor to perform as required hereunder, Cali and CRLP hereby jointly and severally warrant and represent the following:

         (a) (i) CRLP is a duly organized and validly existing limited partnership organized and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to acquire the Property in accordance with the terms and conditions hereof. All necessary actions of the partners of CRLP to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

         (ii) Cali is a duly organized and validly existing corporation organized and in good standing under the laws of the State of Maryland, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to permit CRLP to acquire the Property in accordance with the terms and conditions hereof. All necessary actions of the board of directors of Cali to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

         (b) This Agreement and the agreements and other documents to be executed and delivered by each of Cali and CRLP hereunder, when duly executed and delivered, will be the legal, valid and binding obligation of each of Cali and CRLP, enforceable in accordance with the terms of this Agreement. The performance by each of Cali and CRLP of each of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by each of them hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of each of Cali and CRLP or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which each of Cali and CRLP is a party or by which each of its assets are or may be bound.

         (c) The Contributor Units to be issued to Contributor and/or the Unit Holders are duly authorized and, when issued by CRLP, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or right of interest of any third party of any nature whatsoever. The shares of Common Stock to be issued by Cali upon redemption of the Contributor Units and will be reserved for future listing with the New York Stock Exchange prior to the date upon which any of the same become exercisable or redeemable for Common Stock, and, upon such issuance, will be fully paid and non-assessable, free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or rights of interest of any third party of any nature whatsoever.

         (d) CRLP has furnished to Contributor a true and complete copy of the OP Agreement, as amended to date.

         (e) The SEC Documents have been and will be prepared and filed in compliance with the rules and regulations promulgated by the SEC, and do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading.

         (f) The execution and delivery of this Agreement and the performance by each of Cali and CRLP of its respective obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Cali or CRLP including, without limitation, the United States of America, the State of New Jersey or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Cali or CRLP is a party or by which Cali or CRLP is bound or affected.

         (g) Cali (i) intends to file its federal income tax return for the tax year that will end on December 31, 1997 as a real estate investment trust within the meaning of Sections 856 and 857 of the Code ("REIT"), (ii) has complied with all applicable provisions of the Code relating to a REIT for 1995 and 1996,
(iii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1997 and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to Cali's knowledge, threatened.

         (h) Cali is not in default under, or in violation of, any provision of its organizational documents.

         (i) All of Cali's real property and other material assets are owned by Cali indirectly through its ownership of CRLP and CRLP's subsidiaries and certain subsidiaries of Cali.

         (j) Neither Cali nor CRLP has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by either of Cali's or CRLP's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Cali's or CRLP's assets, suffered the attachment or other judicial seizure of all, or substantially all, of Cali's or CRLP's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

         6.2 Each of Cali and CRLP acknowledges that it is not in a significantly disparate bargaining position with respect to Contributor in connection with the transaction contemplated by this Agreement, and that Cali and CRLP were represented by legal counsel in connection with this transaction.

         6.3 All representations and warranties made by Cali and CRLP in this Agreement shall survive the Closing Date for a period of six (6) months, and shall not be merged in the delivery of the Deed. Any claim for a breach of any representation or warranty shall be waived unless a claim in writing (which includes, in reasonable detail, a description of the nature of the claim) to CRLP or Cali is made within six (6) months after Closing, time being of the essence, and an action or proceeding with respect to such claim is commenced no later than nine (9) months after Closing, time being of the essence, if the claim is not theretofore resolved. Cali and CRLP agree to indemnify and defend Contributor, and to hold Contributor harmless, from and against any and all claims, liabilities, losses, deficiencies and damages (excluding consequential and punitive damages) as well as reasonable expenses (including attorney's, consulting and engineering fees), and interest and penalties related thereto, incurred by Contributor, by reason of or resulting from any breach, inaccuracy, incompleteness or nonfulfillment of the representations, warranties, covenants and agreements of Cali and CRLP contained in this Agreement, provided, however, that the aggregate monetary liability of CRLP and Cali for all claims under this
Section 6.3 shall be limited to $250,000.00 in the aggregate inclusive of reasonable expenses, interests and penalties incurred by Contributor as aforesaid.

         6.4 CRLP has examined the property and agrees that, except as otherwise expressly provided in this agreement, neither contributor nor any employee, agent, affiliate or attorney representing or purporting to represent contributor has made, and CRLP has not relied on, any representation or warranty to CRLP, whether express or implied, in particular, CRLP agrees that no such representation or warranty to CRLP whether express or implied, has been made with respect to the physical condition or operation of the property, the revenues and expenses of the property, the zoning and other laws, regulations and rules applicable to the property and the compliance of the property therewith. CRLP agrees to accept the property "As-Is", "Where-Is", in its present condition and further agrees that contributor shall not be liable for any latent or patent defects in the property or bound in any manner by guarantees, promises, projections, operating statements, set-ups, or other information pertaining to the property made, furnished or claimed to have been made or furnished by contributor or any other person or entity, including any warranties of marketability, merchantability, fitness for particular purpose, habitability, design, workmanship or otherwise given by contributor to CRLP in connection with this transaction, except as otherwise expressly provided in this agreement. CRLP acknowledges having received a $150,000.00 reduction in the Consideration as a result of certain matters uncovered during CRLP's investigation of the Property prior to the date of this Agreement including, without limitation, the development approvals relating to the portion of the Property that has not yet been developed, the TID and COAH, the condition of the elevators in the existing building on the Property and the Pending Condemnation.


II. COVENANTS OF CONTRIBUTOR.

         7.1 Contributor covenants and agrees that between the date hereof and the Closing Date it shall perform or observe the following with respect to the
Property:

         (a) Contributor will operate and maintain the Real Property in the ordinary course of business and use reasonable efforts to reasonably preserve for CRLP the relationships of Contributor and Contributor's Tenants, suppliers, managers, employees and others having on-going relationships with the Real Property. Contributor will complete any capital expenditure program currently in process or anticipated to be completed at or prior to Closing. Contributor will not defer taking any actions or spending any of its funds, or otherwise manage the Real Property differently, due to the transaction contemplated by this Agreement.

         (b) Contributor, as landlord, will not enter into any new leases with respect to the Real Property, or renew or modify any Lease, without CRLP's prior written consent, which will not be unreasonably withheld or delayed;

         (c) If, prior to Closing Date, Contributor shall have received from (i) any insurance company which issued a policy with respect to the Real Property,
(ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage, any notice requiring or recommending any repair or alteration work to be done on the Real Property, Contributor shall provide prompt notice thereof to CRLP but will have no obligation to CRLP to effectuate said repairs or obligations provided, however, that if Contributor elects not to effectuate said repairs or alterations, then upon notice to CRLP, at CRLP's election, CRLP may either (x) elect to close title to the Property subject to the condition and assuming the obligation to pay any fines or penalties imposed with respect to same without any reduction in the Consideration, or (y) elect to terminate this Agreement, whereby the parties shall have no further liability to each other, except for those matter which shall expressly survive a termination of this Agreement.

         (d)  Contributor shall not:

         (i) enter into any agreement requiring Contributor to do work for any Tenant after the Closing Date without first obtaining the prior written consent of CRLP, which will not be unreasonably withheld or delayed;

         (ii) accept the surrender of any Service Contract or Lease, or grant any concession, rebate, allowance or free rent;

         (iii) apply any Security Deposits with respect to any Tenant in occupancy on the Closing Date;

         (iv) renew, extend or modify any of the Service Contracts;

         (v) remove any Personal Property, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to CRLP;

         (e) For a period of one (1) year after Closing, Contributor shall, upon request of CRLP at any time after the date hereof, assist CRLP in its preparation of audited financial statements, statements of income and expense, and such other documentation as CRLP may reasonably request, covering the period of Contributor's ownership of the Real Property at no cost or expense to Contributor;

         (f) Contributor shall make all required payments under any mortgage affecting the Real Property within any applicable grace period, but without reimbursement by CRLP therefor. Contributor shall also comply with all other material terms covenants, and conditions of any mortgage on the Real Property;

         (g) Contributor shall not cause or permit the Property, or any interest therein, to be alienated, mortgaged, licensed, encumbered or otherwise be transferred (subject to Section 16.2).

         (h) Contributor agrees to maintain and keep in full force and effect the hazard, liability and casualty insurance policies it is currently maintaining.

         (i) Contributor shall serve notice of cancellation, at it sole cost and expense, of those Service Contracts which CRLP elects not to take subject to by notice given not less than five (5) days prior to Closing, excluding any Service Contracts which are, by their terms, cancelable without payment or penalty upon thirty (30) days' prior notice.

         (j) Contributor shall permit CRLP and its authorized representatives to inspect the Books and Records of its operations at all reasonable times upon reasonable notice. All Books and Records not conveyed to CRLP hereunder shall be maintained for CRLP's inspection at Contributor's address as set forth above.


         (k) If, prior to Closing, Contributor shall become aware of any violations of statutes, ordinances, rules, regulations, orders, codes, directives or requirements affecting the Real Property, whether or not such violations are noted in the records of or have been issued by any Governmental Authorities, Contributor shall provide prompt notice thereof to CRLP but will have no obligation to cure the same prior to Closing provided, however, that if Contributor elects not to cure the same, then upon notice to CRLP, at CRLP's election, CRLP may either (i) close title to the Property subject to such violations and assuming the obligation to pay any fines or penalties imposed with respect to same without reduction in the Consideration, or (ii) terminate this Agreement, whereby the parties shall have no further liability to each other, except as expressly stated herein.

         (l)  Contributor shall:

         (i) promptly notify CRLP of, and promptly deliver to CRLP, a certified true and complete copy of any Notice Contributor may receive, on or before the Closing Date, from any Governmental Authority, concerning a violation of Environmental Laws or Discharge of Contaminants; and

         (ii) In the event any Environmental Documents come into the possession or under the control of Contributor or its representatives between the signing of this Agreement and the Closing, then the Contributor shall promptly deliver or cause to be delivered to CRLP a certified true and complete copy of all such Environmental Documents.

         (m) Contributor, at its sole cost and expense, shall complete all work under construction by Contributor, its agent(s) or contractor(s) at the Property in accordance with the obligation giving rise to such work having to be performed, and shall obtain and deliver to CRLP, as soon as practical, all final certificates of completion and occupancy, or other documentation reasonably satisfactory to CRLP, evidencing the acceptance of said work by all appropriate Governmental Authorities having jurisdiction thereover and the party for whom the work is being so performed; said obligations shall survive Closing.

         7.2 To the extent that any of the Promotional Materials are not in the possession of Contributor, Contributor shall use reasonable efforts to cause the holders or owners of same to deliver such Promotional Materials to CRLP, without cost or expense, which obligation shall survive the Closing.

         7.3 Contributor covenants and agrees that it shall timely provide CRLP with drafts of any pertinent documentation in connection with leasing matters, Service Contracts and agreements for work to be done on behalf of tenants and shall keep CRLP informed of all substantive negotiations and discussions with respect to the foregoing matters on an on-going basis.



         8. LEASING COMMISSIONS AND
                  TENANT IMPROVEMENT OBLIGATIONS

         8.1 All leasing commissions due on account of the original term of all Leases made before the date of this Agreement as well as any extension and renewal terms which are presently in effect (but not renewals or extensions of such Leases which are exercised after the Closing Date) shall be paid by Contributor. All leasing commissions on account of extensions or renewals of Leases made after the Closing Date shall be paid by CRLP. All tenant improvements obligations in connection with original Lease terms or extensions and renewals now in effect shall be satisfied by Contributor prior to the Closing Date. The provisions of this Section shall survive the Closing.


9. ESTOPPEL CERTIFICATES.

         9.1 On or prior to the date hereof, Contributor agrees to deliver to each Tenant an estoppel certificate in the form annexed hereto as Exhibit 9.1 for Tenant's execution, completed to reflect the Tenant's particular Lease status. Contributor agrees to use its reasonable efforts to obtain from all Tenants the estoppel certificates in such form. Contributor agrees to deliver to CRLP, upon receipt, copies of all estoppel letters received by Tenants. The estoppel certificates required to be obtained pursuant to this Section 9.1 are collectively referred to as the "Estoppel Certificates".

         9.2 As a condition to Closing, Contributor shall deliver (a) an Estoppel Certificate from each Tenant that leases space at the Real Property in excess of 10,000 square feet or more in the aggregate, and (b) Estoppel Certificates from the remaining Tenants leasing, in the aggregate, at least seventy-five (75%) percent of the square footage of the Real Property.


10. CLOSING.

         10.1 The consummation of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022 on or about the date which is twenty
(20) days following the date of this Agreement (the "Closing Date"). Upon notice to Contributor, CRLP shall have the right to accelerate the Closing Date to a date that is not less than three (3) days after the date of CRLP's notice.

         10.2 On the Closing Date, Contributor, at its sole cost and expense, will deliver or cause to be delivered to CRLP the following documents:

         (a) Bargain and sale deed (the "Deed") with covenants against grantor's acts in proper statutory form for recording so as to convey to CRLP title to the Real Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances. The delivery of the Deed shall also be deemed to constitute a transfer of the Personal Property associated with the Real Property conveyed by the Deed. No portion of the Consideration is attributable to the Personal Property.

         (b) All original Leases and all other documents pertaining thereto, and certified copies of such Leases or other documents where Contributor, using its best efforts, is unable to deliver originals of same.

         (c) All other original documents or instruments referred to herein, including, without limitation, the Service Contracts, Permits and Licenses, and Books and Records, and certified copies of same where Contributor, using its best efforts, is unable to deliver originals.

         (d) A letter to Tenants advising the Tenants of the transaction hereunder and directing that rent and other payments thereafter be sent to CRLP or its designee, as CRLP shall so direct.

         (e) Duly executed and acknowledged assignment and assumption of all Leases, Rents, Security Deposits, Tradename, Permits and Licenses and Intangible Property in the form of Exhibit 10.2(e) annexed hereto.

         (f) Duly executed and acknowledged assignment and assumption of all Service Contracts in the form of Exhibit 10.2(f) annexed hereto, other than those Service Contracts CRLP elects not to take subject to.

         (g)  The Letter of Non-Applicability.

         (h) The title affidavit required by Section 4.3.

         (i) Affidavits and other instruments including, but not limited to, all organizational documents of Contributor including operating agreements, filed copies of limited liability certificates, articles of organization, and good standing certificates, reasonably requested by CRLP and the Title Company evidencing the power and authority of Contributor to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of same.

         (j)  The original Estoppel Certificates.

         (k) A list of all cash Security Deposits and all non-cash Security Deposits (including letters of credit) delivered by Tenants under the Leases, together with other instruments of assignment, transfer or consent as may be necessary to permit CRLP to realize upon same.

         (l) A certificate indicating that the representations and warranties of Contributor made in this Agreement are true and correct in all material respects as of the Closing Date, or if there have been any changes, a description thereof.

         (m) A Rent Roll for the Real Property current as of the Closing Date, certified by Contributor as being true and correct in all material respects.

         (n) Subject to Section 16 below, all proper instruments as shall be reasonably required for the conveyance to CRLP of all right, title and interest, if any, of Contributor in and to any award or payment made, or to be made, (i) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Improvements, (ii) for damage to the Land or Improvements or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, and (z) for any taking in condemnation or eminent domain of any part of the Land or Improvements.

         (o) In order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code, a certificate signed by an officer of Contributor to the effect that Contributor is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

         (p) Any transfer and other tax declarations and returns and information returns, duly executed and sworn to by Contributor as may be required of Contributor by law in connection with the conveyance of the Property to CRLP.

         (q) A statement setting forth all adjustments and prorations shown thereon.

         (r) Letter of direction regarding the issuance of the Contributor Units to the Unit Holders from the legal and beneficial owners of the Property. The signatories of said letter are also to acknowledge that they are the legal and beneficial owners of same.

         (s) An assignment to CRLP (by agreement reasonably satisfactory to the parties) of the Sewer Line Rights and Payments which assignment shall include, without limitation, any right to payment which arose prior to the Closing Date. Any payments received by Contributor prior to the Closing Date shall be paid to CRLP on that date.

         (t) Duly executed and acknowledged assignment of all rights, titles and interests of Contributor in and to the Pending Condemnation and all proceeds and awards paid or payable with respect to same (subject, however, to retention of Contributor's right to be paid the Contributor's Share) in the form of Exhibit 10.2(t) annexed hereto.

         (u) Such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

         10.3 On the Closing Date, Cali and CRLP, at their sole cost and expense, will deliver or cause to be delivered to Contributor the following documents:

III. The Cash Payment, net of adjustments and prorations.

                           (b) The Certificates representing the Contributor
Units.

         (c) Duly executed and acknowledged assignment and assumption of all Leases, Rents, Security Deposits, Tradenames, Permits and Licenses and Intangible Property substantially in the form of
Exhibit 10.2(e) annexed hereto.

                           (d) Duly executed and acknowledged assignment and
assumption of Service Contracts in the form of Exhibit 10.2(f) annexed hereto (to the extent CRLP has agreed to take subject to the same).

         (e) A certificate indicating that the representations and warranties of Cali and CRLP made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof.

                           (f) A Registration Rights Agreement substantially
in the form of Exhibit 10.3(f).

                           (g) Amendment to OP Agreement substantially in the
form of Exhibit 10.3(g) reflecting admission of Contributor as limited partner.

(h) Such other documents as may be reasonably required or appro priate to effectuate the consummation of the transactions contemplated by this Agreement.

         10.4 Contributor shall pay all state or county documentary stamps or transfer taxes on the Deed, including, but not limited to the New Jersey Realty Transfer Fee. CRLP shall pay all title insurance premiums and title examination fees. Each party shall be responsible for its own attorney's fees and one-half (1/2) of any reasonable escrow fees. The provisions of this Section 10.4 shall survive the Closing.

         10.5 The Closing shall be consummated without compliance with bulk sales laws. If by reason of any applicable bulk sales law, any claims are asserted by creditors of Contributor related to periods prior to the Closing, such claims shall be the responsibility of Contributor, and Contributor shall jointly and severally indemnify, defend and hold harmless CRLP and Cali (and their respective directors, officers, employees, affiliates, successors and assigns) from and against all losses or liabilities, if any, based upon, arising out of or otherwise in respect of the failure to comply with such bulk sales laws.

IV. ADJUSTMENTS.

         11.1 The following items with respect to the Real Property are to be apportioned as of midnight on the date preceding the Closing:

         (a) Rents, escalation charges and percentage rents payable by Tenants as and when collected. Unpaid rents, escalation charges and percentage rents for the month in which Closing takes place and for prior months are hereafter referred to as Arrearages. CRLP shall make a good faith effort to collect Arrearages but shall not be obligated to bring any action therefor. Contributor may attempt to collect Arrearages Contributors but shall not, without CRLP's consent, which shall not be unreasonably withheld, institute any lawsuit or collection procedures. In no event and under no circumstances may Contributor seek to evict any tenant. All payment made for the month in which the Closing takes place or after Closing by tenants who owe Arrearages shall be applied first to current rents, escalation charges and percentage rents and then to Arrearages, if any, in the inverse order of maturity. Notwithstanding the foregoing, any payment received by either party within ninety (90) days after the Closing Date from either Novo Nordisk, Xerox Corporation, IDS Financial Services, Withum, Smith and Brown or Hannoch, Weisman on account of escalation charges under each of their respective Leases shall be applied first to the escalation charges for the period prior to the Closing Date with respect to such Lease. A party which receives a payment to be applied on account of Arrearages will remit any Arrearages it collects, minus out-of-pocket expenses incurred in collection such Arrearages, in accordance with the provisions hereafter set forth. If any Arrearages are received, the recipient shall promptly notify the other party, identifying the tenant and amount paid. Any Arrearages received by a party and owned to the other party in accordance with this Section shall be deemed to be received and held in trust and shall be paid to the party to whom such Arrearages are owed (as provided herein) promptly after they are received.

         (b) Upon sufficient advance notice, a cashier's or certified check or wire transfer to the order of CRLP in the amount of all cash Security Deposits and any prepaid rents, together with interest required to be paid thereon. At the election of CRLP, such amount may be allotted to CRLP as a credit against the Cash Payment.

         (c) Utility charges payable by Contributor including, without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Contributor will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date.

         (d) Amounts payable under the Service Contracts other than those Service Contracts which CRLP has elected not to assume.

         (e) Real estate taxes due and payable for the calendar year or fiscal year, as applicable. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Contributor agrees to pay CRLP any increase shown by such recomputation and vice versa.

         (f) The value of fuel stored at any of the Real Property, at Contributor's most recent cost, including taxes, on the basis of a reading made within ten (10) days prior to the Closing by Contributor's supplier.

         11.2 At the Closing, Contributor shall deliver to CRLP a list of additional rent, however characterized, under a Lease including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "Additional Rents") billed to Tenants for the calendar year 1997 (both on a monthly basis and in the aggregate), the basis for which the monthly amounts are being billed and the amounts incurred by Contributor on account of the components of Additional Rent for calendar year 1997. Upon the reconciliation by CRLP of the Additional Rents billed to Tenants, and the amounts actually incurred for the calendar year 1997, Contributor and CRLP shall be entitled to receive payments from Tenants, as the case may be, on a pro rata basis based upon each party's period of ownership during calendar year 1997.

         11.3 Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to title closings in the State of New Jersey. Any and all errors in the adjustments will be corrected on the Closing Date and the provisions of this Section 11 shall survive the Closing Date.

         12. CONDITIONS PRECEDENT TO CLOSING.

         12.1 The obligations of Contributor to deliver title to the Property and to perform the other covenants and obligations to be performed by Contributor on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Contributor):

         (a) The representations and warranties made by CRLP and Cali herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

         (b) CRLP and Cali shall have executed and delivered to Contributor all of the documents provided herein for said delivery; and

         (c) Contributor shall have received the Cash Payment.

         12.2 The obligations of Cali and CRLP to accept title to the Property and Cali and CRLP's obligation to perform the other covenants and obligations to be performed by Cali and CRLP on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Cali or CRLP):

         (a) The representations and warranties made by Contributor herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

         (b) Contributor shall have performed all material covenants and material obligations undertaken by Contributor herein in all respects and complied with all material conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

         (c) The Title Company is unconditionally prepared to issue to CRLP a Title Policy meeting the requirements set forth in Section 4 hereof for an "insurable title"; and

         (d) Contributor shall have executed and delivered to CRLP all of the documents provided for herein for said delivery.


13. ASSIGNMENT.

         13.1 This Agreement may not be assigned by Cali or CRLP except upon notice not less than five (5) business days prior to Closing to a directly or indirectly wholly-owned subsidiary or subsidiaries of Cali or CRLP, or to a partnership in which any such wholly-owned subsidiary or subsidiaries owns, either directly or indirectly, at least seventy-five (75%) percent of the profits, losses and cash flow thereof and controls the management of the affairs of such partnership (any such entity, a "Permitted Assignee") and any other assignment or attempted assignment by Cali or CRLP shall be deemed null and void and of no force and effect. In addition, at Closing, CRLP shall have the right to cause Contribution to direct the Deed and other closing instruments to such party as (who shall be deemed to be a Permitted Assignee and bound by the terms of this Agreement) CRLP shall direct. No such assignment shall relieve Cali and CRLP from their obligations under this Agreement, and they shall be jointly and severally liable with permitted assignee for such obligations.


14. BROKER.


         14.1 Cali, CRLP and Contributor represent that they have not dealt with any brokers, finders or salesmen in connection with this transaction other than The Garibaldi Group, Ltd. ("Broker"), whose commission shall be paid by Contributor pursuant to a separate agreement. Cali, CRLP and Contributor agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which they may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Section shall survive the Closing or other termination of this Agreement.



15. CASUALTY LOSS.

         15.1 Contributor shall continue to maintain the fire and extended coverage insurance policies, annexed hereto as Schedule 15.1, with respect to the Property (the "Insurance Policies") which are currently in effect through the Closing.

         15.2 If at any time prior to the Closing Date any portion of the Real Property is destroyed or damaged as a result of fire or any other casualty (a "Casualty"), Contributor shall promptly give written notice ("Casualty Notice") thereof to CRLP along with Contributor's estimate, given in good faith, of the cost to repair as a result of the Casualty (the "Repair Cost"). If the Repair Cost is in excess of $1,000,000.00 then within ten (10) days after the receipt of the Casualty Notice, CRLP shall have the right, at its sole option, of terminating this Agreement by written notice to Contributor given within ten (10) days after receipt of the Casualty Notice. If CRLP does not terminate this Agreement, the proceeds of any insurance with respect to the Real Property paid between the date of this Agreement and the Closing Date plus the amount of Contributor's deductible under the policy insuring the Casualty shall be paid to CRLP at Closing, and all unpaid claims and rights in connection with losses to the Property shall be assigned to CRLP at Closing without in any manner affecting the Consideration.

         15.3 Contributor shall cause all temporary repairs to be made to the Real Property as shall be required to prevent further deterioration and damage to the Real Property prior to the Closing Date provided, however, that any such repairs shall first be approved by CRLP, except if there is an emergency. Contributor shall have the right to be reimbursed from the proceeds of any insurance with respect to the Real Property paid between the date of this Agreement and the Closing Date for the cost of all such repairs.


         16. CONDEMNATION.

         16.1 In the event, that prior to Closing, Contributor receives notice of the institution or threatened institution of any proceedings, judicial, administrative or otherwise, by eminent domain or otherwise, which propose to affect a material portion of the Real Property, Contributor shall give notice (a "Condemnation Notice") to CRLP promptly thereafter. Within fifteen (15) days following receipt of the Condemnation Notice, CRLP shall have the right and option to terminate this Agreement by giving Contributor written notice thereof. Any damage to or destruction of the Real Property as a result of a taking by eminent domain shall be deemed "material" for purposes of this Section if the estimate of the damage, which estimate shall be performed by an insurance adjuster and CRLP's architect, shall exceed $250,000.00. Should CRLP so terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other. In the event CRLP shall not elect to cancel this Agreement, Contributor shall assign all proceeds of such taking to CRLP, same shall be CRLP's sole property, and CRLP shall have the sole right to settle any claim in connection with the Property, and there shall be no reduction in the Consideration.

         16.2 Notwithstanding anything to the contrary contained in Section 16.1 above, the parties acknowledge that a portion of the Real Property is the subject of a condemnation action pending in the Superior Court of New Jersey Law Division, Mercer County, Docket No. MER-I-003039-96 and related litigation (the "Pending Condemnation"). Contributor and CRLP agree that the proceeds of the Pending Condemnation, whether such proceeds are obtained from judgment, settlement or by other means, and whether the same are paid prior to or after the Closing, shall be paid as follows:

         (a)  to Contributor, to the extent of $428,000.00
("Contributor's
Share"), then

         (b) to CRLP, to the extent there are proceeds in excess of $428,000.00.

Contributor shall defend and/or prosecute, as applicable, the Pending Condemnation, keep CRLP apprised as to the status of such matter, and deliver copies of all decisions, correspondence or other comunications concerning the Pending Condemnation to CRLP. Contributor and CRLP shall cooperate with one another in connection with the Pending Condemnation, and prior to Closing neither party shall have the right to settle, terminate or make any other decisions or take any other action respecting the same without the other party's written consent provided, however, that notwithstanding anything to the contrary herein contained, Contributor shall have the right to obtain payment of the Contributor's Share plus any interest thereon payable by the condemning authority (to the extent such interest relates to the period prior to Contributor's receipt of Contributor's Share), and CRLP will cooperate with Contributor in all reasonable respects (at no cost or expense to CRLP) to obtain such payment immediately after request therefor from Contributor. The provisions of this Section 16.2 shall survive the Closing Date.


17. TRANSFER RESTRICTIONS; RIGHT OF FIRST REFUSAL.

         17.1 Contributor agrees that the Contributor Units may not be sold, assigned, transferred, pledged, encumbered or in any manner disposed of (collectively, "Transferred") or redeemed for shares of Common Stock until the first anniversary of the Closing Date. Thereafter, the Contributor Units and/or the shares of Common Stock underlying the Contributor Units (the "Underlying Shares") may only be Transferred (i) privately in accordance with the terms of the OP Agreement and this Section 17, or (ii) in the form of Underlying

Shares only, publicly (subject to the restrictions of the Act and the rules and regulations promulgated thereunder) in trading blocks of 300,000 shares of Common Stock or less. Notwithstanding anything herein to the contrary, the provisions of this Section 17 shall not apply to, and, in addition to any rights under the OP Agreement, Contributor and the Unit Holders shall have the right to make the following Transfers: (i) pledges or encumbrances of all or a portion of the Contributor Units to an institutional lender and/or (ii) Transfers of all or any portion of the Contributor Units to Permitted Transferees in accordance with the OP Agreement. "Permitted Transferees" means (i) any entity or individual comprising Contributor or the Unit Holders; (ii) any direct or indirect equity owner of Contributor or the Unit Holders; and (iii) members of the Immediate Family (as defined in the OP Agreement) of Contributor or the Unit Holders (or any direct or indirect equity owner thereof) and trusts for the benefit of one or more members of the Immediate Family of Contributor or the Unit Holders (or any direct or indirect equity owner thereof) created for estate and/or gift tax purposes. Any holder of Contributor Units pursuant to (i) or (ii) of the preceding sentence, shall be subject to the applicable terms and conditions of the OP Agreement and shall sign a counterpart of the OP Agreement to such effect.

         17.2 If Contributor, the Unit Holders, or any of their Permitted Transferees (each a "Contributor Party") receives a bona fide written offer to purchase part or all of its Contributor Units or Underlying Shares in a privately negotiated transaction which it desires to accept, such Contributor Party shall not sell, transfer, or otherwise dispose of (the "Proposed Disposition") such Units or Underlying Shares (the "Disposition Securities") to a third party (the "Purchaser"), unless, prior to such Proposed Disposition, such Contributor Party shall have promptly reduced the terms and conditions, if any, of the Proposed Disposition to a reasonably detailed writing and shall have delivered written notice (the "Disposition Notice") of such Proposed Disposition to CRLP. All offers to purchase Contributor Units or Underlying Shares must be for cash. The Disposition Notice shall contain an irrevocable offer to sell all, but not less than all, the Disposition Securities to CRLP upon the same terms (including price) and subject to the same conditions, if any, as those contemplated by the Proposed Disposition, and shall be accompanied by a true and correct copy of the agreement embodying the terms and conditions, if any, of the Proposed Disposition (which shall identify the Purchaser, the Disposition Securities, the consideration and method of payment contemplated by the Proposed Disposition and all other terms and conditions, if any, of the Proposed Disposition).

         17.3 CRLP shall have the irrevocable right and option (the "Purchase Option"), within five (5) business days after receipt of the Disposition Notice (the "Notice Period"), to accept such irrevocable offer to purchase the Disposition Securities which are subject to the Proposed Disposition. If CRLP determines to exercise such Purchase Option, it shall deliver to the Contributor Party written notice of the exercise of its Purchase Option with respect to the Disposition Securities (an "Exercise Notice") prior to the expiration of the Notice Period.

         17.4 If CRLP shall have timely delivered its Exercise Notice with respect to the Disposition Securities, all certificates for the Disposition Securities shall be delivered to CRLP at a closing to be held on the later of the date on which the Proposed Disposition, if accepted, would close or five (5) business days after such Exercise Notice is given, at the offices of Pryor, Cashman, Sherman & Flynn located at 410 Park Avenue, New York, New York 10022. At such closing, CRLP shall deliver to the Contributor Party in immediately available funds the amount of the purchase price set forth in the Disposition Notice due against the simultaneous delivery of certificates representing the Disposition Securities so disposed of, duly endorsed in blank or accompanied by a stock power or powers duly endorsed in blank, and in proper form for transfer, together with any necessary stock-transfer stamps, and such Disposition Securities shall be delivered free and clear of all liens, security interests and encumbrances whatsoever.

         17.5 If CRLP (i) notifies the Contributor Party that it is not exercising its Purchase Option or (ii) does not deliver an Exercise Notice prior to the expiration of the Notice Period, CRLP shall be deemed to have waived its Purchase Option in which event Contributor Party may sell the Disposition Securities to the Purchaser for a period of thirty (30) days after the expiration of the Notice Period in which event the transferee shall take free and clear of the restrictions set forth in this Section 17; provided, however, that such Disposition Securities are sold to the Purchaser at a price not less than that contained in the Disposition Notice and on terms and conditions, if any, not more favorable to the Purchaser than those contained in the Disposition Notice. If Contributor Party wishes to sell all or any part of the Disposition Securities on terms more favorable to the Purchaser than those set forth in the Disposition Notice or does not sell such Disposition Securities on the terms and conditions contained in the Disposition Notice within the aforementioned thirty
(30) day period, it shall again be obligated to make new offers to CRLP, in accordance with this Section 17, before it shall be permitted to consummate a Proposed Disposition of the Disposition Securities, or any part thereof, in a privately negotiated transaction.


18. TAX MATTERS.

         18.1 Contributor will pay or provide for payment of all Taxes due and payable on or after the Closing and will file all returns and reports required to be filed on or after the Closing with respect to Taxes imposed in connection with the ownership and operation of the Property for all taxable periods (or portions thereof) ending on or prior to the Closing, for which CRLP could be held liable on a claim made against CRLP.

         18.2 Contributor shall pay any and all Taxes including, without limitation, Taxes imposed with respect to the ownership or operation of the Property for all taxable periods (or portions thereof) ending on or prior to the Closing, imposed upon CRLP based, in whole or in part, upon the failure to comply with the bulk sales laws.

         18.3 The provisions of this Section shall survive the Closing Date.


19. MANAGEMENT OF THE PROPERTY POST CLOSING.

         19.1 Contributor or its designee shall continue to manage the on-site day-to-day operations of the Real Property for a period of six (6) months following the Closing provided, however, that (a) CRLP shall have the right to terminate Contributor's obligation to operate and manage the Real Property at any time with cause (including, without limitation, if Winn Thompson is no longer active in the day-to-day management of the Property) without penalty by giving written notice of such termination to Contributor, (b) Contributor's obligations shall include all obligations typically performed by an on-site manager of real property similar to the Real Property in the location where the Real Property is located, (c) Contributor shall in all cases act in accordance with the direction of CRLP, and (d) Contributor or its designee shall enter into a management agreement substantially in the form annexed hereto as Schedule 19.1 (the "Management Agreement"). During the period Contributor shall act as manager, Contributor and CRLP shall work together to effect a smooth transition to management of the Real Property by CRLP or its designee. Notwithstanding the foregoing provisions of this Section, it is understood and agreed that CRLP shall assume all billing and accounting responsibilities for the Real Property as of the Closing Date. The provisions of this Section shall survive the Closing. Notwithstanding anything to the contrary, Contributor covenants that Winn Thompson shall at al times remain active in the day-to-day management of the Property pursuant to the Management Agreement.


20. PUBLICATION; CONFIDENTIALITY.

         20.1 CRLP shall have the right to make such public announcements or filings with respect to the exchange as CRLP may deem reasonably prudent. CRLP shall not, however, issue any such announcement without the prior reasonable written approval of Contributor as to the text of the announcement. Notwithstanding the foregoing, CRLP and Contributor shall be entitled to make such filings or announcements upon advice of counsel as may be necessary or required by law.

         20.2. Without the prior written consent of the other party, until CRLP shall make a public announcement as provided in Section 20.1, neither CRLP nor Contributor shall disclose, and Contributor and CRLP will direct their respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that CRLP and Contributor have entered into an agreement to acquire the Property or any of the terms, conditions or other facts with respect to this Agreement. Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to law or in order to comply with this Agreement; provided, however, that the disclosing party shall use its best efforts to limit the disclosure to the information necessary, shall advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement and shall obtain the agreement of said party to keep any information disclosed to it as confidential. In the event of a breach of the provisions of this Section 20.2, either party shall be entitled to all of its rights and remedies at law or in equity.

         20.3 Contributor shall not disclose to any third party any information that is not public information concerning Cali, CRLP or any transaction or potential transaction Contributor may become aware of involving Cali or CRLP without CRLP's prior written consent.


21. REMEDIES.

         21.1 In the event CRLP or Cali fail to perform their respective obligations on the Closing Date, CRLP's sole liability, and Contributor's sole recourse, shall be limited to the amount of the Deposit. Contributor agrees that retention of the Deposit constitutes fixed and liquidated damages resulting from CRLP's or Cali's default, and Contributor waives any other claim, at law or in equity, either against CRLP, Cali or against any person, known or unknown, disclosed or undisclosed.

         21.2 In the event of any default on the part of Contributor or Contributor's failure to comply with any representation, warranty or agreement in any material respect, CRLP shall be entitled to either (i) terminate this Agreement upon notice to Contributor, in which event neither party shall thereafter have any further obligations under this Agreement; or (ii) to commence an action against Contributor seeking specific performance of Contributor's obligations under this Agreement, in which case the prevailing party in such action shall be reimbursed for all costs incurred by it (including, without limitation, reasonable attorney's fees) in connection with such action. In no event shall Contributor otherwise be liable for any damages not specifically provided for under this Agreement (including, by way of example and not limitation, under Section 5.4).

         21.3 The provisions of this Section 21 shall survive the Closing or earlier termination of this Agreement.


22. NOTICE.

         All notices, demands, requests, or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

If to Cali or CRLP:        c/o Cali Realty Corporation
                                    11 Commerce Drive
                                    Cranford, New Jersey  07016
                                    Attn: Roger W. Thomas, Esq.
                                    (908) 272-8000 (tele.)
                                    (908) 272-6755 (fax)

with a copy to:            Pryor, Cashman, Sherman & Flynn
         410 Park Avenue

         New York, New York  10022
         Attn:  Wayne B. Heicklen, Esq.
         (212) 326-0425 (tele.)
(212) 326-0806 (fax)

If Contributor:   Princeton Overlook Limited Liability Company
         Suite 103
         100 Overlook Center
         Princeton, New Jersey 08540
         (609) 452-0800 (tele.)
         (609) 452-0266(fax)

with a copy to:   Crummy, Del Deo, Dolan, Griffinger & Vecchione
         One Riverfront Plaza
         Newark, New Jersey  071902
         Attn:  Russell Bershad, Esq.
         (201) 596-4500 (tele.)
         (201) 596-0545 (fax)

or to such other address as either party may from time to time designate by written notice to the other or to the Escrow Agent. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective upon actual receipt provided a delivery receipt is obtained and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send confirmation on its machine and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.


23. ESCROW AGREEMENT.

23.1 The Deposit shall be held by the Escrow Agent in escrow and disposed of only in accordance with the provisions of this Section. The Deposit shall be invested in an interest-bearing certificate of deposit, money market fund, treasury bill or other similar security designated by CRLP, utilizing CRLP's taxpayer identification number and all interest accruing thereon shall be paid to CRLP, except as otherwise provided herein.

23.2 The Escrow Agent will deliver the Deposit to Contributor or to CRLP, as the case may be, under the following conditions:

(a)  To Contributor on the Closing Date;

(b) To Contributor, together with all interest accruing on the deposit, upon receipt of written demand therefor, such demand stating that CRLP has defaulted in the performance of this Agreement and specifically setting forth the facts and circumstances underlying such default. The Escrow Agent shall not honor such demand until more than five (5) days have elapsed after the Escrow Agent has mailed a copy of such demand to Contributor or CRLP, as the case may be, nor thereafter if the Escrow Agent shall have received written notice of objection from CRLP in accordance with the provisions of Section 23.3; or

(c) To CRLP upon receipt of written demand therefor, such demand stating that this Agreement has been terminated in accordance with the provisions hereof, or Contributor has defaulted in the performance of this Agreement, and specifically setting forth the facts and circumstances underlying the same. The Escrow Agent shall not honor such demand until more than five (5) days have elapsed after the Escrow Agent has mailed a copy of such demand to Contributor or CRLP, as the case may be, nor thereafter, if the Escrow Agent shall have received written notice of objection from the other party in accordance with the provisions of
Section 23.3.

23.3 Upon the filing of a written demand for the Deposit by CRLP or Contributor, the Escrow Agent shall promptly mail a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objection with the Escrow Agent at any time within five (5) days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

23.4 In the event the Escrow Agent shall have received the notice of objection provided for in Section 23.2 and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (a) the Escrow Agent receives written notice from Contributor and CRLP directing the disbursement of said Deposit, in which case, the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (b) in the event of litigation between Contributor and CRLP, the Escrow Agent shall deliver the Deposit to the Clerk of the Court in which said litigation is pending, or (c) the Escrow Agent takes such affirmative steps as the Escrow Agent may, in the Escrow Agent's reasonable opinion, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Deposit with the Court and bringing an action for interpleader, the costs thereof to be borne by whichever of Contributor or CRLP is the losing party.

23.5 The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person and it shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for damage caused by the Escrow Agent's own negligence or willful default. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification of this Agreement, unless the same is in writing and signed by CRLP and Contributor, and, if the Escrow Agent's duties hereunder are affected, unless the Escrow Agent shall have given prior written consent thereto. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from CRLP or Contributor which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold the Deposit and may decline to take any other action.
24. MISCELLANEOUS.

24.1 This Agreement constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in the Agreement express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

24.2 This Agreement cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

24.3 This Agreement shall be interpreted and governed by the laws of the State of New Jersey and shall be binding upon the parties hereto and their respective successors and assigns.

24.4 The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

24.5 If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this

Agreement shall be construed without such provision.

24.6 Prior to and after the Closing, each party shall, from time to time, execute, acknowledge and deliver such further instruments, in recordable form, if necessary, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement, within thirty (30) days of the request. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Contributor and CRLP. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Contributor, CRLP or the party whose counsel drafted this Agreement. The provisions of this Section shall survive the Closing.

24.7 This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single Agreement.

24.8 All references herein to any Section or Exhibit shall be to the Sections of this Agreement and to the Exhibits annexed hereto unless the context clearly dictates otherwise. All of the Exhibits annexed hereto are, by this reference, incorporated herein.


24.9 In the event of any litigation or alternative dispute resolution between CRLP and Contributor in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for payment of all expenses and reasonable attorneys' fees incurred by the prevailing party. The provisions of this Section shall survive the Closing.

                  24.10 Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.


                  25. MEMORANDUM OF AGREEMENT.

                  25.1 Contributor and CRLP shall, upon the execution of this Agreement, execute and acknowledge a memorandum or short form of this Agreement which CRLP shall have the right to record. In addition, the parties shall execute and acknowledge a discharge or release of such memorandum or short form of this Agreement, which shall be deposited with the Escrow Agent. Escrow Agent shall hold such discharge or release in escrow and deliver the same (a) to CRLP at the Closing, or (b) to Contributor ten (10) days after notice to CRLP that this Agreement has expired or been terminated.


                  26. RESTRUCTURE.

                  26.1 Contributor, CRLP and Cali agree to consider, in good faith, a restructuring of this transaction and an amendment to this Agreement which provides, essentially (a) for the dissolution of the assets and liabilities of the Contributor (including, without limitation, the Property) to the members of Contributor, and (b) the conveyance by each member of their respective interests in the Property to CRLP and Cali for the Consideration and upon the other terms and conditions set forth in this Agreement, except that one member would receive the portion of the Consideration to which it is entitled in cash, and the other member would receive the portion of the Consideration to which it is entitled part in cash and part in exchange for OP Units (the "Restructure"). CRLP and Cali agree that if a Restructure occurs; (i) the Real Property will not be sold for a period of three years after the Closing Date and, (ii) they will endeavor to provide the member of the Contributor who received OP units with the right to guaranty some mutually agreed upon amount of debt of CRLP or of Cali. Notwithstanding the foregoing, the terms and conditions of such a restructuring and amendment shall be subject to each parties consent (at their absolute discretion), and none of the parties to this Agreement are bound to enter into any such restructuring or amendment.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


CALI REALTY, L.P.

By:  Cali Realty Corporation

         By:
               Roger Thomas, Vice President


CALI REALTY CORPORATION

By:
         Roger Thomas, Vice President


PRINCETON OVERLOOK LIMITED LIABILITY
COMPANY

By:


         The undersigned joins in the execution of the Agreement solely for the purpose of acknowledging the receipt of the Deposit and its agreement to hold the Deposit in escrow in accordance with the terms hereof.

ESCROW AGENT

STEWART TITLE INSURANCE COMPANY


By:
     Name:
     Title: